Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2027 FIRST QUARTER RESULTS

--Sales and Bottom Line Improvement Exceed Expectations--

-- Journeys Comparable Sales +5%, Johnston & Murphy Comparable Sales +7%--

--Seventh Consecutive Quarter of Positive Total Comparable Sales Growth--

--Announces New $40 to $50 million Cost Savings Program--

--Raises Full Year EPS Outlook Range to $2.00 to $2.40--

NASHVILLE, Tenn., May 29, 2026 --- Genesco Inc. (NYSE: GCO) today reported first quarter results for the three months ended May 2, 2026.

First Quarter Fiscal 2027 Financial Summary

•
Net sales of $487 million increased 3% compared to Q1FY26
•
Comparable sales increased 2%, with stores up 3% while e-commerce was flat
•
Gross margin improved 30 basis points compared to last year
•
Selling and administrative expenses leveraged 30 basis points compared to last year; Adjusted selling and administrative expenses leveraged 60 basis points compared to last year
•
GAAP EPS was ($1.42) and Non-GAAP EPS was ($2.18)1 versus GAAP EPS of ($2.02) and Non-GAAP EPS of ($2.05) last year2

Mimi E. Vaughn, Genesco’s Board Chair, President, Chief Executive Officer and Interim Chief Financial Officer, said, “After a strong finish to Fiscal 2026, we are pleased to report a solid start to Fiscal 2027, delivering our seventh consecutive quarter of positive comparable sales and first quarter results that exceeded expectations across the board. The execution of our strategic initiatives continues to translate into tangible results. Journeys’ comparable sales grew mid-single-digits on top of a high-single-digit gain last year, as our work around product elevation and customer experience continues to drive market share gains. At the same time, Johnston & Murphy’s comparable sales accelerated sharply, increasing high-single-digits, while Schuh’s comparable sales performance reflects our decision to pull back on promotions and prioritize a more full-price selling model.”

Vaughn continued, “With the better than expected start, we are raising our full-year adjusted EPS outlook to $2.00 to $2.40. We are creating meaningful value through our strategic growth plan and operational execution. Across our portfolio, we’re seeing encouraging progress and momentum as our top-line initiatives gain traction, which along with disciplined expense management and a new cost savings program are establishing a more profitable, higher-quality business for the near and longer-term.”

__________________________

1Non-GAAP earnings per share (“EPS”) is a non-GAAP measure. Non-GAAP EPS excludes (i) a gross margin gain for a reversal of an inventory write-down related to license exits in Genesco Brands Group, net of tax effect, in the first quarter of Fiscal 2027, and (ii) a gain related to payment card interchange fee litigation, partially offset by charges for store restructuring, costs associated with information technology transformation, severance and professional fees related to shareholder activities, net of tax effect, in the first quarter of Fiscal 2027 and a charge for severance, net of tax effect, in the first quarter of Fiscal 2026 (“the Excluded Items”). A reconciliation of loss and loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted loss and loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of loss and loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

2 The effective tax rate for the first quarter was 6.8% in Fiscal 2027 compared to 28.5% in the first quarter last year. The adjusted tax rate, reflecting Excluded Items, was 6.9% in Fiscal 2027 compared to 26.7% in the first quarter last year.

First Quarter Review

Net sales for the first quarter of Fiscal 2027 increased 3% to $487 million compared to $474 million in the first quarter of Fiscal 2026. The net sales increase reflects a 2% increase in comparable sales, including a 3% increase in same store sales, other non-comp gains and a favorable foreign exchange impact, partially offset by the impact of net store closings.

Comparable Sales

Comparable Same Store and E-commerce Sales:	1QFY27	1QFY26
Journeys Group	5%	8%
Schuh Group	(9)%	1%
Johnston & Murphy Group	7%	(2)%
Total Genesco Comparable Sales	2%	5%
Same Store Sales	3%	5%
Comparable E-commerce Sales	0%	7%

The overall sales increase of 3% for the first quarter of Fiscal 2027 compared to the first quarter of Fiscal 2026 was driven by an increase of 5% at Journeys, an increase of 6% at Johnston & Murphy and a 4% increase at Genesco Brands, partially offset by a decrease of 5% at Schuh. On a constant currency basis, Schuh sales were down 9% for the first quarter this year.

Gross margin for the first quarter this year of 47.0% increased 30 basis points as a percentage of sales compared to 46.7% last year. The increase as a percentage of sales compared to Fiscal 2026 is due primarily to efficiencies in shipping and warehouse costs and less promotional activity across our businesses, partially offset by changes in brand mix at Journeys and Schuh.

Selling and administrative expenses improved to 52.2% compared to 52.5% last year. Adjusted selling and administrative expenses for the first quarter this year of 51.9% improved 60 basis points as a percentage of sales compared with last year primarily reflecting decreased selling salaries, occupancy, freight and warehouse expenses as well as ongoing cost savings initiatives, partially offset by increased performance-based incentive compensation expenses and investments in marketing.

Genesco’s GAAP operating loss for the first quarter was $15.4 million, or 3.2% of sales this year, compared with a loss of $28.1 million, or 5.9% of sales in the first quarter last year. Adjusted for the Excluded Items in the first quarters of both Fiscal 2027 and Fiscal 2026, the operating loss for the first quarter was $23.9 million this year compared to a loss of $27.9 million last year. Adjusted operating margin was a loss of 4.9% of sales in the first quarter of Fiscal 2027 compared to a loss of 5.9% in the first quarter last year.

The effective tax rate for the first quarter was 6.8% in Fiscal 2027 compared to 28.5% in the first quarter last year. The adjusted tax rate, reflecting Excluded Items, was 6.9% in Fiscal 2027 compared to 26.7% in the first quarter last year. The lower adjusted tax rate for the first quarter of Fiscal 2027 compared to the first quarter last year primarily reflects a lower expected tax rate for Fiscal 2027 versus Fiscal 2026 due to the impact of the valuation allowance in certain jurisdictions combined with the income tax law changes from the One Big Beautiful Bill Act (“OBBBA”).

GAAP loss from continuing operations was $14.8 million in the first quarter of Fiscal 2027 compared to a loss of $21.2 million in the first quarter last year. Adjusted for the Excluded Items, the first quarter loss from continuing operations was $22.7 million, or $2.18 per share, in Fiscal 2027, compared to a loss of $21.5 million, or $2.05 per share, in the first quarter last year.

Tariff Refunds

The Company is expecting refunds under the International Emergency Economic Powers Act of approximately $23 to $25 million related to its branded businesses, for which it has already applied but which are not included in the financials this quarter. In addition, the tariff refunds are not included in the Company’s guidance for the remainder of the year.

Cost Savings Program

In connection with its IT Transformation and programs to drive automation, operating efficiencies and spend optimization, the Company is announcing a new cost reduction program which is expected to generate cost savings of $40 to $50 million between now and Fiscal 2029. This program is aimed at structurally reducing the cost base, continued investment in growth initiatives, further supporting operating margin expansion and continued utilization of AI capabilities which unlock additional opportunities.

Cash, Borrowings and Inventory

Cash as of May 2, 2026, was $27.1 million, compared with $21.7 million as of May 3, 2025. Total debt at the end of the first quarter of Fiscal 2027 was $45.3 million compared with $121.0 million at the end of last year’s first quarter. Inventories increased 6% on a year-over-year basis primarily reflecting increased inventory for Journeys, partially offset by decreased inventory at Genesco Brands.

Capital Expenditures and Store Activity

For the first quarter this year, capital expenditures were $15 million, related primarily to retail stores. Depreciation and amortization was $13 million. During the quarter, the Company opened two stores and closed 30 stores. The Company ended the quarter with 1,208 stores compared with 1,256 stores at the end of the first quarter last year, or a decrease of 4%. Square footage was down 4% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the first quarter of Fiscal 2027. The Company currently has $29.8 million remaining on its expanded share repurchase authorization announced in June 2023, after repurchasing 604,531 shares during Fiscal 2026. The Company continues to view share repurchases as an important component of its balanced capital allocation strategy and is committed to deploying excess capital.

Fiscal 2027 Outlook

Vaughn concluded, “We have clear plans in place to drive continued improvement in Fiscal 2027. Our top-line guidance reflects another year of overall positive comparable sales growth, offset by store closures and license transitions in our branded footwear group. The projected increase in our bottom line is being driven by another year of increased profitability at Journeys and improvement at Johnston & Murphy. We also expect higher gross margins, primarily at Schuh, as we reduce the business’ dependency on promotions and focus on returning to a full price, full margin sales model.”

For Fiscal 2027, the Company:

•
Raises expectations for adjusted diluted earnings per share from continuing operations to a range of $2.00 to $2.402, with the middle of the range the most likely outcome, as a result of the better than expected start to Fiscal 2027, versus the previous range of $1.90 to $2.30 per share
•
Continues to expect positive comparable sales of 1% to 2%
•
Continues to expect total sales to be down 1% to flat compared to Fiscal 2026, reflecting the impact of store closures and license exits, and
•
Guidance assumes no further share repurchases and a tax rate of 30% for Fiscal 2027 but due to the valuation allowance, the tax rate for the second and third quarters of the year will be in the range of approximately 7% to 8%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 29, 2026, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, tariff refunds, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store, e-commerce and shopping mall traffic, the imposition of tariffs (including the timing and amount thereof) on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the amount and timing of any tariff refunds; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; a disruption in shipping or increase in cost of our imported products, and other factors affecting the cost of products; our dependence on third-party vendors and licensors for the products we sell;

store closures and effects on the business as a result of civil disturbances; our ability to renew our license agreements; impacts of the ongoing geopolitical conflicts around the world including, without limitation, the conflict with Iran; and other sources of market weakness in the locations in which we operate; the effectiveness of the Company's omnichannel initiatives; costs associated with shareholder activism; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; the evolving regulatory landscape related to our use of social media; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets, including trends with respect to the popularity of casual and dress footwear; any failure to increase sales at our existing stores, given our high fixed expense cost structure, and in our e -commerce businesses; risks related to the potential for terrorist events; changes in buying patterns by significant wholesale customers; changes in consumer preferences; our ability to continue to complete and integrate acquisitions; our ability to expand our business and diversify our product base; impairment of goodwill in connection with acquisitions; payment related risks that could increase our operating cost, expose us to fraud or theft, subject us to potential liability and disrupt our business; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand;the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings and savings in connection with the restructuring of the Company’s information technology functions; the amount and timing of share repurchases; our ability to make our occupancy costs more variable; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems or as the result of the restructuring of the Company’s information technology functions; changes in tax laws and tax rates and the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear first company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,200 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact

Darryl MacQuarrie, Senior Director, FP&A & Investor Relations

(615) 308-5629 / dmacquarrie@genesco.com

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 308-2483 / cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	May 2, 2026	% of Net Sales	May 3, 2025	% of Net Sales
Net sales	$487,025	100.0%	$473,973	100.0%
Cost of sales	258,106	53.0%	252,792	53.3%
Gross margin(1)	228,919	47.0%	221,181	46.7%
Selling and administrative expenses(2)	254,403	52.2%	249,035	52.5%
Asset impairments and other, net(3)	(10,107)	-2.1%	291	0.1%
Operating loss	(15,377)	-3.2%	(28,145)	-5.9%
Other components of net periodic benefit cost	237	0.0%	180	0.0%
Interest expense, net	265	0.1%	1,339	0.3%
Loss from continuing operations before income taxes	(15,879)	-3.3%	(29,664)	-6.3%
Income tax benefit	(1,073)	-0.2%	(8,452)	-1.8%
Loss from continuing operations	(14,806)	-3.0%	(21,212)	-4.5%
Loss from discontinued operations, net of tax	(8)	0.0%	(15)	0.0%
Net Loss	$(14,814)	-3.0%	$(21,227)	-4.5%
Basic loss per share:
Before discontinued operations	$(1.42)		$(2.02)
Net loss	$(1.42)		$(2.02)
Diluted loss per share:
Before discontinued operations	$(1.42)		$(2.02)
Net loss	$(1.42)		$(2.02)
Weighted-average shares outstanding:
Basic	10,428		10,495
Diluted	10,428		10,495

(1)
Includes a $0.1 million gross margin gain in the first quarter of Fiscal 2027 for the reversal of an inventory write-down in Genesco Brands Group related to license exits.
(2)
Includes a $1.7 million charge for costs associated with information technology transformation in the first quarter of Fiscal 2027.
(3)
Includes a $10.1 million gain in the first quarter of Fiscal 2027 which includes a $13.4 million gain related to payment card interchange fee litigation, partially offset by a $3.0 million charge for store restructuring, a $0.2 million charge for costs associated with information technology transformation and a $0.1 million charge for severance. Includes a $0.3 million charge for severance in the first quarter of Fiscal 2026.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	May 2, 2026	% of Net Sales	May 3, 2025	% of Net Sales
Sales:
Journeys Group	$285,323	58.6%	$272,634	57.5%
Schuh Group	90,702	18.6%	95,915	20.2%
Johnston & Murphy Group	81,310	16.7%	76,839	16.2%
Genesco Brands Group	29,690	6.1%	28,585	6.0%
Net Sales	$487,025	100.0%	$473,973	100.0%
Operating income (loss):
Journeys Group	$(11,555)	-4.0%	$(15,283)	-5.6%
Schuh Group(1)	(6,987)	-7.7%	(6,131)	-6.4%
Johnston & Murphy Group	1,507	1.9%	500	0.7%
Genesco Brands Group(2)	1,162	3.9%	698	2.4%
Corporate and Other(3)	496	0.1%	(7,929)	-1.7%
Operating loss	(15,377)	-3.2%	(28,145)	-5.9%
Other components of net periodic benefit cost	237	0.0%	180	0.0%
Interest expense, net	265	0.1%	1,339	0.3%
Loss from continuing operations before income taxes	(15,879)	-3.3%	(29,664)	-6.3%
Income tax benefit	(1,073)	-0.2%	(8,452)	-1.8%
Loss from continuing operations	(14,806)	-3.0%	(21,212)	-4.5%
Loss from discontinued operations, net of tax	(8)	0.0%	(15)	0.0%
Net Loss	$(14,814)	-3.0%	$(21,227)	-4.5%

(1)
Includes a $0.3 million charge for costs associated with information technology transformation
(2)
Includes a $0.1 million gross margin gain in the first quarter of Fiscal 2027 for the reversal of an inventory write-down in Genesco Brands Group related to license exits.
(3)
Includes a $13.4 million gain related to payment card interchange fee litigation, partially offset by a $3.0 million charge for store restructuring, a $1.6 million charge for costs associated with information technology transformation and a $0.1 million charge for severance in the first quarter of Fiscal 2027. Includes a $0.3 million charge for severance in the first quarter of Fiscal 2026.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	May 2, 2026	May 3, 2025
Assets
Cash and cash equivalents	$27,122	$21,748
Accounts receivable	47,694	52,815
Inventories	476,853	450,829
Other current assets(1)	44,109	107,922
Total current assets	595,778	633,314
Property and equipment	239,701	236,909
Operating lease right of use assets	485,669	472,091
Goodwill and other intangibles	37,011	36,857
Other non-current assets	25,870	25,420
Total Assets	$1,384,029	$1,404,591

Liabilities and Equity
Accounts payable	$129,033	$122,166
Current portion long-term debt	—	7,299
Current portion operating lease liabilities	115,773	126,954
Other current liabilities	80,054	74,504
Total current liabilities	324,860	330,923
Long-term debt	45,346	113,733
Long-term operating lease liabilities	414,604	389,384
Other long-term liabilities	46,782	48,319
Equity	552,437	522,232
Total Liabilities and Equity	$1,384,029	$1,404,591

(1)
Includes prepaid income taxes of $74.8 million at May 3, 2025.

GENESCO INC.

Store Count Activity

	Balance 02/01/25	Open	Close	Balance 01/31/26	Open	Close	Balance 05/02/26
Journeys Group	1,006	8	49	965	0	25	940
Schuh Group	124	1	7	118	1	5	114
Johnston & Murphy Group	148	14	9	153	1	0	154
Total Retail Stores	1,278	23	65	1,236	2	30	1,208

GENESCO INC.

Comparable Sales

	Quarter 1
	May 2, 2026	May 3, 2025
Journeys Group	5%	8%
Schuh Group	-9%	1%
Johnston & Murphy Group	7%	-2%
Total Comparable Sales	2%	5%
Same Store Sales	3%	5%
Comparable E-commerce Sales	0%	7%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Three Months Ended May 2, 2026 and May 3, 2025

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1			Quarter 1
	May 2, 2026			May 3, 2025
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(14,806)	$(1.42)		$(21,212)	$(2.02)

Gross margin adjustment:
Reversal of inventory write-down related to exit of licenses	$(84)	(78)	(0.01)	$—	—	0.00

Selling and administrative expense adjustment:
Costs associated with information technology transformation	$1,698	1,578	0.15	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$—	—	0.00	$34	24	0.00
Severance	90	84	0.01	257	185	0.02
Costs associated with information technology transformation	198	184	0.02	—	—	0.00
Gain related to payment card interchange fee litigation	(13,425)	(12,474)	(1.20)	—	—	0.00
Store restructuring charges	2,970	2,768	0.27	—	—	0.00
Professional fees related to shareholder activities	60	56	0.00	—	—	0.00
Total asset impairments and other adjustments	$(10,107)	(9,382)	(0.90)	$291	209	0.02

Income tax expense adjustments:
Tax impact share based awards		—	0.00		139	0.01
Other tax items		(7)	0.00		(666)	(0.06)
Total income tax expense adjustments		(7)	0.00		(527)	(0.05)
Adjusted loss from continuing operations (1) and (2)		$(22,695)	(2.18)		$(21,530)	(2.05)

(1)
The adjusted tax rate for the first quarter of Fiscal 2027 and 2026 is 6.9% and 26.7%, respectively.
(2)
EPS reflects 10.4 million and 10.5 million share count for the first quarter of Fiscal 2027 and 2026, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended May 2, 2026 and May 3, 2025

	Quarter 1 - May 2, 2026
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(11,555)	$—	$(11,555)
Schuh Group	(6,987)	289	(6,698)
Johnston & Murphy Group	1,507	—	1,507
Genesco Brands Group	1,162	(84)	1,078
Corporate and Other	496	(8,698)	(8,202)
Total Operating Loss	$(15,377)	$(8,493)	$(23,870)
% of sales	-3.2%		-4.9%

Depreciation and amortization			13,247
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(10,623)
% of sales			-2.2%

	Quarter 1 - May 3, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(15,283)	$—	$(15,283)
Schuh Group	(6,131)	—	(6,131)
Johnston & Murphy Group	500	—	500
Genesco Brands Group	698	—	698
Corporate and Other	(7,929)	291	(7,638)
Total Operating Loss	$(28,145)	$291	$(27,854)
% of sales	-5.9%		-5.9%

Depreciation and amortization			13,393
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(14,461)
% of sales			-3.1%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

Schedule B

Genesco Inc.

Adjustments to Reported Gross Margin and Selling and Administrative Expenses

Three Months Ended May 2, 2026 and May 3, 2025

	Quarter 1
In Thousands	May 2, 2026	May 3, 2025
Gross margin, as reported	$228,919	$221,181
% of sales	47.0%	46.7%

Reversal of inventory write-down related to exit of licenses	(84)	—
Total adjustments	(84)	—

Adjusted gross margin	$228,835	$221,181
% of sales	47.0%	46.7%

	Quarter 1
In Thousands	May 2, 2026	May 3, 2025
Selling and administrative expenses, as reported	$254,403	$249,035
% of sales	52.2%	52.5%

Costs associated with information technology transformation	(1,698)	—
Total adjustments	(1,698)	—

Adjusted selling and administrative expenses	$252,705	$249,035
% of sales	51.9%	52.5%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 30, 2027

In millions (except per share amounts)	High Guidance Fiscal 2027		Low Guidance Fiscal 2027
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$29.8	$2.75	$25.1	$2.32
Asset impairments and other adjustments:
Asset impairments and other matters	5.6	0.52	6.0	0.55
Gain related to payment card interchange fee litigation	(9.4)	(0.87)	(9.4)	(0.87)
Total asset impairments and other adjustments (1)	(3.8)	(0.35)	(3.4)	(0.32)
Adjusted forecasted earnings from continuing operations (2)	$26.0	$2.40	$21.7	$2.00

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2027 is approximately 30%. Due to the valuation allowance, the tax rate for the first quarter was 6.9% and quarters 2 and 3 will be in the range of approximately 7% to 8%.
(2)
EPS reflects 10.9 million share count for Fiscal 2027 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.